Exhibit 10.2

License Agreement

AGREEMENT entered into as of December, 2012, by and between Uniden America Corporation, Inc. & its affiliates, a Delaware Corporation, having its principal office at 4700 Amon Carter Boulevard, Fort Worth, TX 76155 (“Licensor”). and Signifi Mobile. a Canadian Corporation. having its principal office at 5005 Jean Talon Boulevard Suite 10, Montreal, Quebec, H4P1W7, Canada ( “Licensee”).

WHEREAS, Licensor is the owner of the trademark Uniden and associated designs and trade dress, (together, the “Trademarks’’) as shown below, and is using the Trademarks throughout the World, and

WHEREAS, Licensor has the right to grant Licensee the license, right and permission to use the Trademarks, and

WHEREAS. Licensee is in the business of manufacturing, distributing and selling articles or services described and specified hereinafter, and desires to secure the license, right and permission to use the Trademarks upon, and in connection with, the manufacturing, distributing and selling of such articles or services; and

WHEREAS. Licensor desires to grant to Licensee, and Licensee desires to accept from Licensor, a license to use the Trademarks in the design, manufacture, advertising, sale and promotion of product, subject to each of the terms. provisions and conditions of this Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual agreements. covenants and provisions contained herein, the parties hereto do hereby agree as follows

ARTICLE 1: DEFINITIONS

1.1 “High End Booster” means any cellular signal booster retailing for USD$150 or more per unit

1.2 “High End Accessory” means all accessories for any High End Booster, without regard to the price of such assessor;

1.3 Licensed Items. “Licensed Items” means all High End Boosters and High End Accessories specifically listed in Appendix A, which can be modified by a writing signed by both parties. Goods eligible to be included in Appendix A include cellular signal boosters and related cellular signal booster accessories: mobile broadband antennas supporting cellular signal booster products. The parties may agree in a writing signed by both parties to include among the Licensed Items, products which are not High End Boosters or High End Accessories.

ARTICLE 2: GRANT OF LICENSE AND DESIGNATION OF LICENSED ITEMS

Effective upon the execution of this Agreement, Licensor hereby grants to Licensee, for the period hereinafter specified and upon the terms, provisions and conditions of this Agreement, the exclusive right and license to use the Trademark(s) within the geographic area described in Article 2 hereof, in the design, manufacture, advertising, sale and promotion of the Licensed Items.

Licensed Items will be as designated in Appendix A. Licensee may request in writing to add or delete a product from Appendix A. Approval of such request will be at the sole discretion of Licensor. The rights granted to Licensee herein are limited to use on or in connection with the Licensed Items and Licensee specifically agrees not to use the Trademarks in any manner or on any product. service or item, except as set forth in the Agreement

ARTICLE 3: GEOGRAPHIC AREA AND CHANNELS

The rights granted to Licensee hereunder may be exercised by Licensee within the United States and its possessions, territories. military bases and Puerto Rico, and Canada (the ‘Territory”). and Licensee shall have exclusive rights with respect to the Licensed Items. Upon Licensee’s request, Licensor may, in its discretion, extend the areas in which Licensee may exercise said rights, but any such extension shall, in each instance, be evidenced by a written and duly executed amendment to this Agreement for such periods and upon such terms and conditions as shall be determined by Licensor. Notwithstanding the foregoing, Licensee may manufacture outside the Territory for sale within the Territory.

The rights granted to Licensee are further limited by the Distribution Guidelines in Appendix B which can be modified by a writing signed by both parties

ARTICLE 4. TERM AND TERMINATION OF AGREEMENT

4.1	Contract Term. The Contract Term of this Agreement shall be for three (3) Contract Years commencing as of the date of execution of this Agreement and ending on December 31, 2015 at midnight Eastern Standard Time, unless sooner terminated pursuant to the terms of this Agreement

4.2	Extension Terms. If Licensee meets or exceeds Contract Year 3 Minimum Net Sales per Article 7.1, Licensor hereby grants to Licensee the option to extend the Contract Term of this Agreement for one (1) three (3) year period (an “Extension Term”) as follows: (i) commencing on January 1, 2016 and ending on December 31. 2018 ending at midnight Eastern Standard Time of the date of expiration thereof, unless sooner terminated pursuant to the terms of this Agreement. Such options to extend the Contract Term of this Agreement must be exercised by Licensee, if at all, by giving written notice to Licensor at least sixty (60) days prior to the expiration of the then preceding Contract Term or the First Extension Term of this Agreement.

4.3	Termination

4.3.1 Defaults. Except as otherwise expressly provided in this Agreement. in the event Licensee shall default in the performance of any of the terms, conditions or obligations to be performed by Licensee hereunder, and if such default involves the payment of money and same shall not be cured within ten (10) days of such default. or if such default involves performance other than the payment of money and the same is not cured within thirty (30) days after Licensor gives written notice to Licensee of such default (or if such default cannot be cured within thirty (30) days if Licensee does not commence cure within thirty (30) days and diligently completes such cure), then and in any such event, Licensor may immediately terminate this Agreement and all of the rights and obligations hereunder (except as otherwise expressly provided by this Agreement). However, if such default is a result of Licensee selling Licensed Items or any other items baring the Trademarks without first receiving full written approval from Licensor as provided in this Agreement, then Licensor may terminate this Agreement immediately.

4.3.2 Failure To Meet Required Minimum Net Sales. Should during two consecutive Contract Years Licensee fail to maintain the required Minimum Net Sales during any Contract Year or Extension Term Contract Year, as provided in Article 7, then Licensor may, at its option, elect to terminate this Agreement by written thirty (30) day notice delivered to Licensee within ninety (90) days after the end of such Contract Year or Extension Term Contract Year during which Licensee failed to maintain such required Minimum Net Sales Such termination shall be effective upon expiration of the thirty (30) day period set forth in said notice but shall not affect Licensee’s outstanding indebtedness to Licensor, or any of the provisions relating thereto

4.3.3 Bankruptcy/Receivership. In the event that a Receiver is appointed to, or one or more creditors take possession of all. or substantially all, of the assets of the Licensee, or if Licensee shall make a general assignment for the benefit of creditors. or if any action is taken or suffered by Licensee under any state or Federal insolvency or bankruptcy act, then this Agreement and all of the rights and obligations hereunder (except as otherwise expressly provided by this Agreement) shall immediately, and without notice or need of any further action by any party hereto, terminate.

4.3.4 Time for Performance. The time for performance of any act required of either party shall be extended by a period equal to the period during which such party was reasonably prevented from performance by fire, flood, storm, or other like casualty beyond such party’s control.

ARTICLE 5: EARNED ROYALTIES AND NET SALES

5.1	Earned Royalties Subject to Section 6.3 of Article 6 hereof, Licensee shall pay to Licensor for the rights granted hereunder a sum equal to five percent (5%) of Net Sales (the “Earned Royalties”) on Licensed Items sold at the wholesale level to all resellers except the mass retailers sales channel (as defined in Appendix “B”). and four percent (4.0%) of Net Sales on Licensed Items sold at the wholesale level for resale to the mass market retailers sales channel (as defined in Appendix “B”) whether sold by the licensor or the licensee; and four percent (4.0%) of Net Sales on Licensed Items sold by the licensee direct to end users at retail level.

The Earned Royalties shall be remitted in accordance with Article 6.3 of this Agreement.

5.2	Definition of Net Sales. As used throughout this Agreement. the term “Net Sales” shall mean the aggregate of the invoiced amounts of Licensed Items, sold and/or shipped by Licensee and paid for by Licensee’s customers, less (a) refunds, credits and allowances actually made or allowed to customer with respect to Licensed Items, (b) shipping and/or freight charges, whether or not charged to customers as a separate line item on the invoice. (c) promotional/new store discounts. and (d) federal and state duties, levies, sales and excise taxes (including value-added taxes).

ARTICLE 6: MINIMUM ROYALTIES AND ROYALTY PAYMENTS

6.1	Minimum Royalties. Notwithstanding anything to the contrary set forth herein, Licensee shall pay to the Licensor Minimum Royalties as follows:

Contract Year 1 (effective date – 12/31/2013): $30,000.00

Contract Year 2 (1/1/2014-12/3112014): $50,000.00

Contract Year 3 (1/1/2015-3/31/2015): $60,000 00

Extension Term

Contract Year 4 (1/1/2016-12/31/2016). $85,000.00 or 70% of Earned Royalties for Contract Year 3 whichever is greater

Contract Year 5 (1/1/2017-12/31/2017) $85,000.00 or 70% of Earned Royalties for Contract Year 3 whichever is greater

Contract Year 6 (1/1/2018-12/31/2018): $85,000.00 or 70% of Earned Royalties for Contract Year 3 whichever is greater

6.2	Minimum Royalty Payments The Minimum Royalty for the first Contract Year shall be paid as follows twenty-thousand dollars ($20,000.00) upon contract execution with four (4) quarterly payments of $2,500 beginning March 31, 2013 and ending December 31, 2013. The Minimum Royalty for each subsequent Contract Year of the Contract Term and/or Extension Term shall be paid in full by January 15’[h] of each Contract Year respectively.

6.3	Application of Earned Royalties. The Earned Royalties to be paid under Article 5 shall be applied against the Minimum Royalties due under this Article 6, and Licensee shall pay such Earned Royalties by the 20”’ day after the end of each Calendar quarter. Each Royalty Payment, payable in U.S currency, shall be remitted by check or wire transfer as required by Licensor in Appendix C.

6.4	In the event that Licensor does not comment, reject or approve the Licensed Items within 60 days of submission and in accordance with Article 8 and Article 14 of this agreement. the Licensor agrees that in effect ,the licensee will not have the ability to make sales and therefore will not have any royalties to be paid. In such a case Licensee will have the option to terminate this agreement immediately, and will not be responsible for any additional Minimum Royalty Payments. Such termination shall be effective upon expiration of the thirty (30) day period set forth in said notice but shall not affect Licensee’s outstanding indebtedness to Licensor. or any of the provisions relating thereto.

ARTICLE 7: MINIMUM NET SALES OF LICENSED ITEMS

7.1	Minimum Net Sales. Notwithstanding anything to the contrary set forth herein,

Licensee shall maintain minimum Net Sales during each Contract Year as follows.

Contract Year 1 (effective date – 12/31/2013): $650,000.00

Contract Year 2 (1/112014-1213112014): $1,300,000.00

Contract Year 3 (1/1/2015-3/31/2015): $1,700,000.00

Extension Term

Contract Year 4 (1/1/2016-12/31/2016): $2,125,000.00 or 70% of Net Sales for Contract Year 3 whichever is greater

Contract Year 5 (1/1/2017-12/31/2017) $2,125,000.00 or 70% of Net Sales for Contract Year 3 whichever is greater

Contract Year 6 (1/1/2018-12/31/2018): $2,125,000.00 or 70% of Net Sales for Contract Year 3 whichever is greater

7.2	Failure To Meet Required Minimum Net Sales. Should Licensee fail to maintain the required Minimum Net Sales for two (2) consecutive Contract Years, as provided in this Article 7, then Licensor may, at its option, elect to terminate this Agreement pursuant to Article 4.3.2.

ARTICLE 8: ADVERTISING AND ART WORK

8.1	Advance Submission. Licensee shall submit to Licensor for approval all advertising and promotional items, budgets, programs and materials relating to the Licensed Items at least thirty (30) days prior to intended usage. Licensor shall provide Licensee with written approval or disapproval within twenty (20) business days after Licensor’s receipt thereof. If Licensor fails to respond within such twenty business (20) day period, Licensee shall again submit such materials to Licensor for approval and if Licensor fails to approve or disapprove. with reasonable explanation for such disapproval, within an additional seven (7) day period, such materials shall be deemed approved pending written confirmation from Licensor. Should Licensor disapprove, its written notice shall explain in detail the reasons for disapproval so that Licensee may prepare and submit new advertising and art work and suggest to Licensee corrective measures so that the item submitted can be approved on further submission. Under no circumstances shall Licensee proceed with submissions without written approval from Licensor.

8.2	Art Work. Licensor shall make reasonably available to Licensee any and all necessary film, photostats, artwork and full color reproductions of its Trademarks, artwork. designs and other materials necessary for Licensee’s use in accordance with this Agreement.

8.3	Expense Reimbursement. Licensee shall reimburse Licensor for Licensor’s out-of-pocket expenses, including, reasonable hourly charges for creative personnel reasonably incurred by Licensor in the preparation for Licensee, when and if required, of new artwork, mechanicals, and film. All charges shall be agreed to in writing prior to the time such expenses are incurred, and all sums due to Licensor under this Article 8 shall be paid by Licensee upon receipt of an appropriate invoice.

8.4	Periodic Sales and Marketing Meeting. The parties agree that it is in the best interests of each party to meet periodically with the other to review the current and future sales and marketing of Licensed Items pursuant to this Agreement and also to explore the possibility of expanding the Territory or scope of products on which the Trademarks are used. Therefore the parties will strive to meet no less than twice a year to review current and future sales and marketing plans for Licensed Items.

ARTICLE 9 LICENSEE’S RECORDS

Licensee shall keep and maintain at its regular place of business separate and complete books and records of all business transacted by Licensee in connection with the Licensed Items, including, but not limited to, books and records relating to Net Sales and orders for Licensed Items. Such books and records shall be maintained in accordance with generally accepted accounting procedures and principles consistently applied. Licensor or its duly authorized agents or representatives shall have the right to inspect said books and records at Licensee’s premises during Licensee’s regular business hours but in any event upon prior written notice to Licensee of not less than seven (7) business days, and in no event more than once per Contract Year

ARTICLE 10. LICENSEE’S QUARTERLY REPORTS OF SALES AND ROYALTY PAYMENTS

On or before the twentieth (20th) day of each January, April, July and October during the Contract Term and any Extension Term, Licensee shall deliver to Licensor the following: (i) a written statement, certified to be true and correct by the Chief Financial Officer, or the functional equivalent, of Licensee, setting forth the quantity sold, gross sales and Net Sales for each of the Licensed Items during the preceding calendar quarter and a calculation of the Earned Royalties payable, if any, under Articles 5 and 6 of this Agreement, and (ii) a check or wire transfer payable to Licensor, according to Appendix C, in full payment of the amount due under Articles 5 and 6 of this Agreement.

ARTICLE 11: LICENSEE’S ANNUAL REPORTS AND ANNUAL ROYALTY PAYMENTS

On or before the fifteenth (15th) day of the second (2nd) month following the end of Licensee’s fiscal year, Licensee shall render to Licensor a statement certified by Licensee’s Chief Financial Officer, or functional equivalent, disclosing quantity sold, gross sales. Net Sales, Royalties due and Royalties paid for Licensee’s preceding fiscal year, and, on the last year thereof, for any Contract or Extension Term which ended within said fiscal year. If said statement discloses that the amount of Royalties paid during any period to which said statement relates was less than the amount required to be paid under the provisions of this Agreement, Licensee shall pay said deficiency, according to Appendix C. concurrent with the delivery of the statement. If said statement discloses the Licensee has paid Royalties in excess of the amounts required to be paid because of an accounting error, Licensor shall apply said excess to the next Royalty payment, or refund such excess to Licensee if no such Royalty payment is expected to be due.

ARTICLE 12: AUDIT BY LICENSOR

At all times during the Contract Term or any Extension Term and for twelve (12) months after the last report is rendered hereunder, Licensor, shall have the right to audit all books and records of Licensee in respect to the Licensed Items. but in any event upon prior written notice to Licensee of not less than seven (7) business days, and in no event more than once per year. Licensor’s foregoing right shall include the right to engage an independent certified public accounting firm, to audit the books and records of Licensee with regards to the Royalties due hereunder. In the event any such audit shall disclose that the Licensee has understated Net Sales or underpaid Royalties for any reporting period. Licensee shall forthwith and upon written demand of Licensor, pay the amount, if any, by which the Royalties owing exceed Royalties paid, plus interest of twelve percent (12%) per annum on such delinquent amounts, accruing from the date on which such amounts became delinquent to the date on which such delinquent amounts were paid In the event that Licensee has understated Net Sales and consequently has underpaid Royalties in excess of ten thousand dollars ($10,000) of the amount due for any Contract Term, Licensee shall forthwith and upon written demand also pay all reasonable costs, fees and expenses reasonably incurred by Licensor in conducting such audit, including, without limitation, reasonable travel expenses. Should such audit disclose that the Royalties paid exceed the Royalties due, any excess revealed by such audit will be remitted to Licensee within thirty (30) days of such finding.

ARTICLE 13: LICENSEE OBLIGATIONS

13.1	Licensee Diligence. Licensee shall design, manufacture, advertise, sell and ship the Licensed Items and shall continuously and diligently during the Contract Term hereof procure and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing, all substantially and to the commercially reasonable extent and in a manner no less thorough, diligent and professional than the same accorded by Licensee for Licensee’s most favored premium products and/or services. A cessation of the above for a continuous period of ninety (90) days shall be grounds for termination by Licensor. according to Article 4.31.

13.2	Licensor Inspection Rights. Licensor shall have the right to inspect any of Licensee’s facilities, including Licensee’s manufacturers and subcontractors, pertaining to the Licensed Items during regular business hours but in any event upon prior written notice to Licensee of not less than seven (7) business days but in no event more than twice per Contract Year. Licensor shall conduct such inspection in the presence of an officer, partner or authorized representative of Licensee. If Licensee’s facilities, manufacturer or subcontractor fails an inspection, then Licensee shall be given notice of default pursuant to Section 4.3.1. Once Licensee corrects such failure, Licensor may reinspect the Licensee’s facilities, manufacturer or subcontractor at Licensee’s sole cost to ensure failure has been cured.

13.3	Intellectual Property. It is Licensee’s sole responsibility to acquire in its own name, for its own account and at it own expense, all licenses for or similar conferment of rights to all intellectual property needed to manufacture and sell Licensed Items

13.4	Required Approvals. It is Licensee’s sole responsibility to acquire in its own name, for its own account and at its own expense, all Underwriter’s Laboratory, Federal Communications Commissions, and other required approvals of the Licensed Items.

13.5	Government Regulations. Licensee warrants that the Licensed Items shall be in complete and strict compliance with all applicable safety and environmental regulations and industrial standards in all the countries where the Licensed Items are sold. Further, Licensee warrants that Licensed Items comply in all material respects with federal laws and regulations applicable to the manufacture, packing, sale, shipment, exportation and importation of the Licensed Items

ARTICLE 14: APPROVALS AND QUALITY STANDARDS

14.1	Advance Approval. Prior to any use of any Trademarks, Licensee shall, at Licensee’s expense, submit to Licensor, for Licensor’s written approval the following: (a) specimens of each Licensed Item on which said Trademarks are to appear (the “Specimens”) in accordance with Appendix A, Appendix D and Appendix E of this Agreement; (b) all artwork which Licensee intends to use in connection with the Trademarks in accordance with Appendix E and (c) all packaging, advertising and promotional literature which Licensee intends to use in the marketing or merchandising of the Licensed Items in accordance with Appendix E. Licensor shall give Licensee written notice of approval or disapproval within fifteen (15) business days from its receipt of the specimens, and should Licensor disapprove or require additional information for approval, its written notice shall explain in detail the reasons for disapproval and suggest to Licensee corrective measures so that Licensee may prepare and submit new specimens and/or samples If Licensor fails to respond within such fifteen business (15) day period, Licensee shall again submit such materials to Licensor for approval and if Licensor fails to approve or disapprove, with reasonable explanation for such disapproval, within an additional fifteen (15) day period, such materials shall be deemed approved pending written confirmation from Licensor. Under no circumstances shall Licensee proceed with submissions without written approval from Licensor.

14.2	Standards. After Licensor has given its written approval of said specimens, then the approved product, quality, packaging, advertising and promotional literature shall be the standard for all Licensed Items produced thereafter (the “Approved Quality”).

14.3	Periodic Samples Thereafter, consecutively at four (4) month intervals, Licensee shall, at Licensee’s expense, submit to Licensor not less than two (2) randomly selected production run samples of the Licensed Items.

14.4	Approved Quality Standards. Without the prior written approval of Licensor, Licensee shall not sell or distribute any Licensed Item which deviates from the Approved Quality except for deviations which may occur as a result of normal deviations in raw material characteristics or such other minimal deviations.

14.5	Product Recall. Licensee shall not sell or distribute any sub-standard products under the Trademark. In the event that Licensee sells Licensed Items bearing the Trademark which are not in compliance with the agreed upon standards as set forth herein, Licensor may require that Licensee immediately stop selling and immediately remove all such non-compliant Licensed Items bearing the Trademarks from retails shelves, point-of-purchase displays and from the inventory of any of its customers. All reasonable costs associated with the removal of such non-compliant Licensed Items shall be borne by Licensee. If Licensee fails to remove non-compliant Licensed Items bearing the Trademark From its retail shelves or point-of-purchase displays within thirty (30) days after receipt of written notice from Licensor. Licensee’s right to continue using the Trademark shall cease immediately without any further right to cure. Licensee acknowledges and agrees that irreparable injury to Licensor would occur and that Licensor shall be entitled to temporary, preliminary and permanent injunctive relief, cost and reasonable attorneys’ fees arising from such continued violation

ARTICLE 15: FACTORY STANDARDS & RESTRICTIONS UPON SUBCONTRACTS

Licensee shall have the Licensed Items manufactured only with factories who are reputable and whose business and labor practices conform to the requirements of the applicable law of the country where the Licensed Items are manufactured. The factories must have written social compliance policies in place that ensure that all safety, health, child labor, forced labor. discrimination, working hours, wages and benefits and environmental laws and other social moral and ethical laws are followed.

Licensee may enter into subcontracts for the manufacture of Licensed Items without the express written consent of Licensor with subcontractors or factories of its choice so long as the quality standards set forth in this Agreement are adhered to. Licensee is responsible for the work of any subcontractor and for any debts, obligations or liabilities incurred by any such subcontractor in connection with the Licensed Items

Licensee shall discontinue using any factory and subcontractor who shall fail to comply with quality standards and/or delivery schedules required by Licensee or Licensor.

ARTICLE 16: ASSIGNMENT, TRANSFERS, SUBLICENSE

The parties hereby acknowledge the substantial personal service nature of Licensee’s obligations hereunder Therefore, without the prior written consent of Licensor not to be unreasonably withheld, delayed and/or conditioned, Licensee shall not voluntarily or by operation of law assign or transfer this Agreement or any of Licensee’s rights or duties hereunder or any interest of Licensee herein, nor shall Licensee enter into any sublicense for the use of the Trademarks by others.

Any assignment, transfer or sub-license without Licensor’s written consent shall be void and at the option of the Licensor shall constitute a default hereunder. For purposes of this Article 16. the transfer in one or more transactions, by operation of law, or otherwise of 50% or more of the outstanding voting securities of Licensee shall be deemed an attempted assignment by the Licensee of this Agreement.

ARTICLE 17: NO DILUTION OF TRADEMARKS OR ATTACK UPON TRADEMARKS, REPRESENTATIONS BY LICENSOR

17.1	Limit on Use. Licensee shall not at any time use, promote, advertise, display or otherwise publish any of the Trademarks or any material utilizing or reproducing any of the Trademarks in whole or in part. except as specifically provided in the Trademark Usage Guidelines (Appendix E) and this Agreement.

17.2	Notice. Licensee shall cause to appear on all Licensed Items and on all materials on, or in connection with which, any of the Trademarks are used, such legends, markings and notices as may be required by law to give appropriate notice of all trademarks. trade name or other rights therein or pertaining thereto.

17.3	Materials and Documents. Licensee shall provide all materials and execute all documents required by law incident to the maintenance and/or preservation of the Trademarks and Licensor’s rights therein with Licensor’s full cooperation where and to the extent needed.

17.4	No Contest of Trademark Validity. Licensee shall not contest the validity of the Trademarks or any rights of Licensor therein, nor shall Licensee willingly become an adverse party in litigation in which others shall contest the Trademarks or Licensor’s said rights. In addition thereto, Licensee shall not in any way seek to avoid its obligations hereunder because of the assertion or allegation by any persons, entities or government agencies. bureaus, or instrumentalities that the Trademarks, or any of them, are invalid or ineffective or by reason of any contest concerning the rights of Licensor therein.

17.5	No Other Trademark Protection. Licensee agrees not to seek any state, Federal. foreign or other statutory trademark or service mark or other protection for the Trademarks as they are used in connection with the Licensee’s goods or services and agrees that the use of the Trademarks shall be for the sole benefit of the Licensor.

17.6	Licensor represents and warrants to Licensee that: (i) Licensor holds all such rights in and to the Trademarks as are necessary in order to grant to Licensee the rights hereunder: (ii) Licensor has full power and authority, without the consent or approval of any other person or entity, to enter into this Agreement and to grant Licensee the rights hereunder: and (iii) to the best of Licensor’s knowledge, the Trademarks do not infringe upon any copyright, trademark, or other intellectual property right(s) or proprietary right(s) of any third party or constitute a misappropriation of any such right(s) in the Territory. The Licensor and its successors agree to indemnity, hold harmless and defend the Licensee from and against all suits, actions, claims, liabilities, costs and expenses or other damages arising out of or connected with a breach of the foregoing representations and warranties or any claim that the Trademarks infringe on the rights of any third party or any breach by the Licensor of any provision of this Agreement.

ARTICLE 18: INFRINGEMENT AND OTHER TRADEMARK LITIGATION

18.1	Trademark Defense. Licensee shall apprise Licensor immediately upon discovery of any possible infringement of the Trademarks which comes to the attention of the Licensee. Licensor, at its sole cost and expense, and in its own name, may prosecute and defend any action or proceeding which Licensor deems necessary or desirable to protect the Trademarks, including but not limited to, actions or proceedings involving their infringement. Upon written request by Licensor, Licensee shall join Licensor at Licensor’s sole expense in any such action or proceeding. However. Licensee shall not commence any action or proceeding to protect the Trademarks or any action or proceeding alleging infringement thereof without the prior written consent of Licensor Licensee may prosecute and defend, at its sole expense, and in its own name. any action or proceeding to protect its designs or styles. Any and all damages recovered in any action or proceeding commenced by Licensor shall belong solely and exclusively to Licensor

18.2	No Liability for Violation Except as otherwise set forth in Section 17 6 of this Agreement, Licensor shall have no liability to Licensee or any other person, nor shall there be any right of contribution against Licensor therefore. for any action or proceeding alleging any violation of any antitrust, trade regulation, or similar statute. or unfair competition. Furthermore, in the event of any threatened or actual action or proceeding in which Licensee and Licensor are or may be charged with jointly violating any antitrust. trade regulation or similar statute, or any law pertaining to unfair competition. Licensee may, at its option, elect to be represented in such threatened or actual action or proceeding by Licensor’s counsel at no cost to Licensee for fees, costs or expenses. Should Licensee elect in such event to be represented by Licensors counsel, then Licensee shall relinquish any right to control or direct such threatened or actual action or proceeding, and Licensor shall maintain full control thereof. Such representation of Licensee shall continue only so long as Licensors counsel, in its sole and absolute discretion. believes that it may properly and ethically represent both Licensor and Licensee. In the event that Licensor’s counsel decides that it may no longer properly and ethically represent both Licensor and Licensee, then Licensors counsel shall continue to represent Licensor only, and Licensee’s continued defense shall be at Licensee’s sole expense and shall be conducted by separate counsel.

18.3	Licensee Indemnification. Licensee shall indemnify and hold Licensor harmless from any and all trademark or infringement liability and/or claims for which Licensor shall become liable by reason of any actions that may be committed by Licensee in connection with Licensee’s improper use of the Trademarks

18.4	Limitation on Rights Licensee shall have no rights against Licensor with respect to any of the matters covered in this Article 18 except as expressly set forth above. Licensee shall under no circumstance incur legal expense on Licensors account absent prior specific written authorization from Licensor

18.5	Notwithstanding any of the foregoing, Licensor shall use commercially reasonable efforts to discourage any third party infringement.

ARTICLE 19: ADDITIONAL RESTRICTIONS UPON USE OF TRADEMARKS

Identification of Licensed Items. It is the intention of the parties hereto and the purpose of this Article 19 that all of the Licensed Items be identified to the general public by the Trademarks. Licensee agrees to assist Licensor in obtaining registrations for the Trademarks in the event the Trademarks are not yet registered for the Licensed Items within any part of the Territory, all at no cost whatsoever to Licensee.

ARTICLE 20 RETURN GOODS

Both parties acknowledge that Licensee is solely responsible for all dealing with and administering of returns, including but not limited to defective product returns. of Licensed Items from its customers and that Licensor has no obligation towards these returns. Further, both parties recognize that each party may mistakenly receive other party’s returned goods mixed in with its own product. Therefore, both parties agree:

a.	Licensee will closely instruct its retail customers to return all Licensed Items directly to Licensee; and

b.	In the case Licensor receives Licensed Items mixed in with its own goods. Licensor will ship to Licensee, at Licensee’s cost. all Licensed Items received. It is Licensee’s responsibility to notify and credit the retail customer for the Licensed Items.

C.	In the case Licensee receives Licensor’s goods mixed in with Licensed Items, Licensee will ship to Licensor, at Licensor’s cost, all Licensor’s goods.

ARTICLE 21 CUSTOMER SERVICE

Both parties acknowledge that Licensee is solely responsible for providing customer service for all Licensed Items and Licensor has no obligation to provide customer service for these Licensed Items Therefore. Licensee shall:

a.	Use reasonable efforts to ensure that each customer service experience, whether online or via the phone, is a pleasant experience with positive feedback, and ensure that any complaints received on the Licensed Product or the customer service are dealt with timely and remedied in a reasonable business manner;
b.	Ensure that all packaging and other material for Licensed Items are clearly marked with the correct customer service contact information; and
c.	Provide the correct customer service contact information to Licensor, so that Licensor can provide this information to consumers who contact Licensor for customer service issues on the Licensed Items.

ARTICLE 22 LICENSOR SALES

Licensee agrees that Licensor may purchase Licensed Items from Licensee to resell. Licensee agrees that it will owe all the same duties and responsibilities to Licensor for these sales as it has to any other purchaser of the Licensed Items. including but not limited to, product/technical support, customer service, product warranty, and indemnification The parties will negotiate the purchase price in good faith.

If Licensor chooses to purchase Licensed Items, then Licensee agrees to support Licensor’s sales by providing electronic copies of product owner’s manuals, specifications, product warranty, product images and other product related material which Licensor needs to properly advertise to and inform consumers.

ARTICLE 23: LICENSOR’S RIGHTS TO DESIGNS. ETC UPON TERMINATION

23.1	Rights Upon Termination. In the event this Agreement is terminated for any reason. or expires according to its terms, Licensee shall assign, transfer and transmit to Licensor any and all rights of Licensee in the Trademarks, including associated goodwill, and shall not thereafter manufacture. sell or use the Trademarks in any manner. Licensee may, however, dispose of its stock of Licensed Items on hand within one hundred twenty (120) days after such termination or expiration of this Agreement (the “Selloff Period”); provided, however, Licensee’s obligation to pay to Licensor all sums due to Licensor through the date of such termination or expiration shall survive such termination or expiration; and, further provided. that Licensee shall, prior to the effective date of said termination, deliver to Licensor a detailed schedule of all inventory of Licensed Items in Licensee’s possession (constructive or otherwise). After the expiration of the aforesaid Selloff Period, Licensee shall destroy all Licensed Items and packaging and promotional material remaining in Licensee’s possession which are identified in any manner by or with the Trademarks. Notwithstanding the above, during the Selloff Period Licensor shall have the right to purchase such excess stock of Licensed Items, in whole or in part. prior to any sale or offer of sale by Licensee to any third party, for an amount equal to the wholesale cost of such Licensed Items. It is specifically understood and agreed that the Licensee’s right to dispose of stock shall be conditioned upon the absence of harm to the Trademarks and/or the reputation of the Licensor arising from the Licensee’s use of the Trademarks, as reasonably determined by the Licensor in its sole discretion.

23.2	Continuation of Agreement Terms. Licensee shall continue to abide by the terms of this Agreement with respect to such Licensed Items during the Selloff Period. Neither Licensee nor any creditor (judgment or otherwise), assignee, transferee, trustee, or receiver of Licensee, or similar person or officer, or purchaser other than in the regular course of Licensee’s business may sell or transfer any Licensed Item until and unless all sums due Licensor from Licensee have been paid. After the expiration of the aforesaid Selloff Period, Licensee shall destroy all Licensed Items and packaging and promotional material remaining in Licensee’s possession which are identified in any manner by or with the Trademarks.

23.3	Licensee’s Obligations The termination of this Agreement for any reason shall not relieve Licensee of any accrued obligations to Licensor nor shall such action relieve Licensee of any obligation or duty which accrued on or after the termination or expiration of this Agreement.

23.4	No Right in Licensee. It is understood and agreed that except for the right to use the Trademarks as specifically provided for in this Agreement, Licensee shall have no right, title or interest in or to the Trademarks. Upon and after the termination of this Agreement, all rights granted to Licensee hereunder, together with any interest in and to the Trademarks that Licensee may acquire, shall forthwith and without further act or instrument be assigned to and revert to the Licensor. In addition, Licensee shall execute any instruments requested by Licensor to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein. However, Licensor and Licensee agree that Licensee owns all right, title and interest in and to the designs and products that underlie, preexist and are severable from the Trademarks, and all intellectual property associated therewith and that Licensee’s use thereof in or on or in connection with the Trademarks does not and shall not grant Licensor any rights to such designs and products. Nothing herein shall be deemed a waiver by Licensee of any intellectual property right. design or idea not derived from or based upon the Trademarks.

23.5	Survival of Terms. The provisions of this Article 23 shall survive the termination (or expiration) of this Agreement.

ARTICLE 24: ADDITIONAL RIGHTS PRIOR TO TERMINATION

During the final Contract Year of the Contract Term hereof, and subject to Extension Period(s) thereof. Licensor shall have the right to design and manufacture merchandise of the types covered by this Agreement and to negotiate and conclude such Agreements as it desires pursuant to which it may grant licenses to any party or parties of any or all of the rights herein granted to Licensee; provided, however, that no merchandise herein identified as Licensed Items shall be shipped by Licensor or any third party other than Licensee prior to the expiration or termination of this Agreement (exclusive of the Selloff Period).

ARTICLE 25: GOODWILL

Licensee acknowledges and recognizes that the Trademarks are of substantial significance and value to Licensor and that said Trademarks have acquired valuable secondary meaning, value and goodwill. Except as may be otherwise specified in this Agreement, Licensee shall not use any of the Trademarks or any name or symbol similar thereto as part of its name or symbol or as part of the name or symbol of any corporation partnership. joint venture, proprietorship or other entity or person which it controls or with which it is affiliated.

ARTICLE 26: INSURANCE

During the Contract Term of this Agreement and any agreed upon extensions, Licensee shall maintain or shall cause its supplier of Licensed Items to maintain comprehensive general liability, product liability and advertising liability insurance in an amount no less than $1 million per incidence or occurrence plus excess liability insurance to a minimum limit of $5 million and shall have Licensor named as an additional insured party therein. Said insurance may be carried by Licensee under a blanket or an umbrella policy. Licensee shall also submit to Licensor upon the signing of this Agreement. and each year upon renewal of insurance, a certificate of insurance for said insurance coverage naming Licensor as an additional insured party and stating that thirty days’ written notice will be given Licensor by Licensee’s insurance carrier in the event any modification is made to the policy or the policy is canceled.

ARTICLE 27: AGENTS, FINDERS AND BROKERS

Each of the parties to this Agreement shall be responsible for the payment of any arid all agent, brokerage and/or finder commissions, fees and related expenses incurred by it in connection with this Agreement or the transactions contemplated hereby and agrees to indemnify the other and hold it harmless from any and all liability (including. without limitation, reasonable attorney’s fees and disbursements paid or incurred in connection with any such liability) for any agent, brokerage and/or finder commissions, fees and related expenses claimed by its agent, broker or finder, if any, in connection with this Agreement or the transactions contemplated hereby. Licensor’s sole agent/finder/broker in connection with this Agreement is Leveraged Marketing Corporation of America (“LMCA”) with offices at 156 West 56th Street, Suite 1400, New York, New York 10019. Any and all commissions, fees and/or other monies due LMCA in connection with this Agreement shall be borne exclusively by Licensor.

ARTICLE 28: RESERVED RIGHTS

Rights not herein specifically granted to Licensee are reserved by Licensor and may be used by Licensor without limitation. Any use by Licensor of such reserved rights, including but not limited to, the use or authorization of the use of the Trademarks in any manner whatsoever not inconsistent with Licensee’s right hereunder, shall not be deemed to be interference with or infringement of any of Licensee’s rights.

ARTICLE 29: APPLICABLE LAW

This Agreement shall be construed and governed, in all respects, by the law of the State of Texas applicable to contracts made and to be performed in that state without reference to any provisions relating to conflicts of law Any legal action or proceeding of any sort, shall be brought in a court of competent jurisdiction in Tarrant County, Ft. Worth, Texas.

ARTICLE 30: NON-AGENCY OF PARTIES

This Agreement does not constitute or appoint Licensee as the agent or legal representative of Licensor, or Licensor as the agent or legal representative of Licensee, for any purpose whatsoever. Licensee is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of, Licensor or to bind Licensor in any manner or thing whatsoever; nor is Licensor granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Licensee, or to bind Licensee in any manner or thing whatsoever. No joint venture or partnership between the parties hereto is intended or shall be inferred

ARTICLE 31: AMENDMENTS AND WAIVERS BY LICENSOR

This Agreement may be amended or modified by Licensor, and Licensor may waive any of its rights hereunder or performance by Licensee of any of its obligations hereunder, only by instrument in writing. In the event Licensor shall at any time waive any of its rights under this Agreement or the performance by Licensee of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations, or a waiver of any other rights or obligations.

ARTICLE 32: ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties as to the Licensed Items, and supersedes all prior agreements and understandings relating to this subject matter hereof.

ARTICLE 33: SEPARABILITY OF PROVISIONS

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable The Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provisions had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal. valid or enforceable.

ARTICLE 34: COUNTERPARTS, HEADINGS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein are set out for convenience of reference only and shall not be deemed a part of this Agreement.

ARTICLE 35: BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and. subject to the provisions of Article 16 of this Agreement, their respective permitted successors and assigns

ARTICLE 36: INDEMNIFICATION

Licensee shall indemnify, defend and hold harmless Licensor from and against all demands, claims (including without limitation, claims for product liability, alleged product defects, negligence, false advertising, breach of warranty, fraud and misrepresentation) actions or causes of action. assessments, losses, damages. liabilities, costs and expenses (including. without limitation, interest, penalties, attorneys’ fees and expenses) (“Damages”) asserted against, resulting to or imposed upon or incurred by Licensor, including any Damages for loss of, or damage to, property, or for personal injury, sickness and disease (including death) sustained by any person, including, but not limited to, the ultimate user of the Licensed Items or other person affected by the use of the Licensed Items, if such loss, damages or injury is caused by. arises out of, or is in any way connected with the Licensed Items hereunder.

ARTICLE 37: CONFIDENTIALITY

37.1	Exchange of Information. in performing the rights and obligations under this Agreement, it is anticipated that the parties may disclose confidential information. “Confidential Information” shall include any and all information that is not publicly known, including, but not limited to customer lists, market share, sources of product supply, sales prices, financial data and the terms of this Agreement. Confidential Information includes all information exchanged between the parties except information that

37.1.1	can be demonstrated to have been in the public domain prior to the date of the disclosure:
37.1.2	can be demonstrated to have been in the receiving party’s possession prior to its disclosure to the receiving party;
37.1.3	becomes part of the public domain by publication or otherwise not due to any unauthorized act or omission on the part of receiving party: or
37.1.4	is given to the receiving party as a matter of right by a third party which is under no obligation to hold such information confidential.

37.2	Non-disclosure or use. Each party agrees that it shall not, at any time during or subsequent to the termination or expiration of this Agreement, without the express permission of the disclosing party, publish, disclose or use any Confidential Information of the other party except as may be required in any legal proceedings Notwithstanding the foregoing, the parties may disclose Confidential Information to Licensor’s broker named in Article 27 above.

37.3	The parties acknowledge that in the performance of their respective rights and obligations under this Agreement, the Licensor may obtain information regarding the Licensee’s suppliers. The Licensor acknowledges that any direct dealings between the Licensor and the Licensee’s suppliers without the express written consent of the Licensee would cause irreparable harm to the Licensee. Therefore throughout the term of this Agreement (and any renewal period) and for a period of two (2) years thereafter, Licensor shall not directly or indirectly acquire any Items from any of the Licensee’s suppliers. For the purposes of this section 37.3, the expression “Licensee’s suppliers” shall include any affiliates or successors in title to the Licensee’s suppliers.

ARTICLE 38: ADDRESSES FOR NOTICE

All notices, statements, consents, instructions or other documents required or authorized to be given hereunder shall be in writing, and shall be delivered personally to an officer. partner or authorized representative of the other party or by certified mail, return receipt requested. addressed to the parties concerned as follows:

to Licensee at:

5005 Jean Talon Boulevard Suite 10, Montreal, Quebec, H4P1W7, Canada

and to Licensor at:

4700 Amon Carter Boulevard Fort Worth, TX 76155

with a copy to:

Leveraged Marketing Corporation of America

Attn President

156 West 56th Street

Suite 1400

New York, NY 10019

and shall be deemed to have been given upon receipt

ARTICLE 39 LIMITS ON LIABILITY

Except as otherwise provided, and notwithstanding anything else in this Agreement or otherwise, neither party shall be liable or obligated under any section of this Agreement or under contract, negligence, strict liability or other legal or equitable theory for any indirect, special, incidental, consequential or punitive damages, or lost profits.

IN WITNESS WHEREOF, this Agreement is executed on the day and year first written above.

Uniden America Corporation (Licensor)

/s/ Rex Holloway

By:	Rex Holloway

Signifi Mobile (Licensee)

/s/ Stephen Ari Schachter

By:	Stephen Ari Schachter

Appendix A

Product Definition

Appendix A, Product Definition, Features and Specs

Cell Boosters		
Image		
Brand	**Uniden**	**Uniden**
Model Name	**Premier**	**Ultra (Omni) or Ultra (Yagi)**
Color	Silver	Silver
Case	Metal	Metal
Type	Small Indoor Space Signal Booster	Medium Indoor Space Signal Booster
Signal Coverage	Up to 3,000 sq feet	Up to 6,000 sq feet
Cell Carriers	Most carriers	Most carriers
Mobile Devices	All devices operating in 850 MHz and 1900MHz frequency except Nextel/Iden	All devices operating in 850 MHz and 1900MHz frequency except Nextel/Iden
Bi-Directional Amplifier (BDA)	Yes	Yes
Max Gain (dB)	60dB	65db
Manual Gain Control Uplink	Yes (dip switch)	Yes (dip switch)
Manual Gain Control Downlink	Yes (dip switch)	Yes (dip switch)
Auto Gain & Level Control	Yes	Yes
Auto Shut Off	Yes	Yes
Auto Sleep Mode	None	Yes
Led Alarm	850 & 1900 Alarm & Power	850 & 1900 Alarm & Power
Impedence	50 Ohm	50 Ohm
Connector	N-type	N type
Product in inches	8x5x1.25	9x7x1.75
Notes	Small Indoor Space Signal Booster	Medium Indoor Space Signal Booster
Other Accessories:		
12v DC Power Cord	N/A	N/A
AC Power cord	Yes	Yes
Universal Cradle	N/A	N/A
Cable	30' ULMR400 & 1.5' ULMR400	30' ULMR400 & 1.5' ULMR400
Donor Antenna	Yagi Antenna 10dbi (850MHz) 11dbi (1900MHz)	Yagi Antenna 10dbi (850MHz) 11dbi (1900MHz) Omni Antenna 4.5dbi (850MHz) 4.5dbi (1900MHz)
Distribution Antenna	Directional Panel 8.5dbi (850MHz) 9.4dbi (1900MHz)	6.5dbi (850MHz) 9.4dbi (1900MHz)
Lightning Surge Protector	Included ($77 Value)	Included ($77 Value)
Antenna Mounting Pole	Included ($27 Value)	Included ($27 Value)
Warranty	18 month	18 month

19

Appendix B

Distribution Guidelines

Prohibited Distribution

Neither Licensee nor any third party may present to, sell to or otherwise distribute to any mass retailers and warehouse clubs, including their physical stores and corn business. Examples of mass retailers include, but are not limited to:

Wal-Mart

Wal-Mart Canada

Best Buy

Target

Target Canada

Costco

Sams

PriceMart

Other Prohibited Distribution

Amazon.com

Appendix C

Payment Instructions

Beneficiary LMCA

JP Morgan Chase

1370 Avenue of the Americas

NY NY 10019

a/c #2963410408

routing #021000021

Appendix D

Licensor QA SAMPLE STAGES

Licensor Engineering and QA

1. Engineering Pre-Production (EPP) Sample

At this stage. the product should be basically final and should meet the following conditions:

Quantity: 2 units should be sent to Licensor, at Licensee’s expense, to confirm with the product plan

Hardware – The Printed Circuit Boards should be the final version.

a.	Software – This version should have the final microcontroller installed.
b.	Mechanical – The tooling should be completed at this stage
c.	Documentation – The Licensee shall submit a document package that includes:

•	Schematics.
•	PCB Layout (with component identification).
•	Electrical, Mechanical, and Software comments
•	Test Data (including temperature, ESD, and Drop test data).

d.	Accessories – All accessories must be included at this stage.

2. Factory Pre-Production (FPP) Sample

At this final evaluation stage, the samples must be final and must be in the condition for retail sale. The following conditions must be met:

Quantity: 4 units should be submitted to Licensor, at Licensee’s expense

Hardware – The Printed Circuit Boards must be the final version.

a.	Software – Sample must have the final microcontroller installed.
b.	Mechanical –The tooling must be complete at this stage.
c.	Documentation – The document package must include:

•	Product and Regulatory Labels correct with supporting certification.

If required by Licensor, the Licensee shall submit the following additional documentation that includes

•	Final Schematics.
•	Final PCB Layout (with component identification).
•	Bill Of Materials (BOM) in MS Excel format.
•	Test Data (including all customer documentation, labels, protection film that is specified in the product plan)
•	Alignment procedures.

d.	Display Box, Owners Manual and Shipping Carton – These items must be complete at this stage. These items are verified with Licensor Marketing, as to color, size, and wording.

e.	Test Jigs – If any special test jigs are required for Licensor IQC They must be provided by Licensee at Licensor’s expense with Licensor’s advance written acceptance The jigs must be received at this time (with set-up and operation documentation)

Testing and acceptance required prior to shipment. Each sample stage must be accompanied by the appropriate test reports and data as requested by Licensor. Each stage requires written acceptance and approval by Licensor before proceeding to the next stage. Written approval from Licensor of the FPP sample and release of the Products is required prior to mass production.

Appendix E

UNIDEN AMERICA CORPORATION
TRADEMARK USAGE GUIDELINES

The purpose of these Trademark Usage Guidelines is to provide Uniden America Corporation’s authorized dealers, suppliers, licensees and agents (“Third Party TM Users”) a guide to the proper and legal use of Uniden America Corporation (“UAC”) logos and trademarks, including advertising, product brand labeling, point of purchase displays, trade show displays, truck/vehicle identification, outdoor signs, brochures, stationary, packaging, uniforms, promotional clothing, instruction manuals, and sales aid items

The use of UAC trademarks has tremendous value to the merchantability and image of UAC The consistent, correct use of these marks not only protects UAC’s right to their use, but contributes to our strength and recognition in the marketplace. Furthermore, Third Party TM Users benefit by identifying themselves with UAC’s well-known, respected trademarks.

Third Party TM Users are required to strictly follow these guidelines as they will be enforced. Misuse or improper use of any UAC trademark may result in termination of permission to use UAC’s trademarks and/or other legal action by UAC

Questions regarding these standards should be addressed to the UAC Legal Department. Any existing materials in violation of these standards must be corrected as soon as possible.

PROPER TRADEMARK USAGE GUIDELINES

1. Trademarks are not nouns: they function exclusively as proper adjectives Trademark rights may be lost if misused. Some examples of trademarks which have become “lost” or become generic include escalator, corn flakes, and aspirin The first and most important rule is to always use the generic description of the product in association with the trademark whenever possible.

EXAMPLE: Dealers sell a UNIDEN TRUNKTRACKER scanning radio receiver - not just the “TRUNKTRACKER.”

NOTE: Uniden dealers must never refer to competitors’ products as “their trunktrackers”.

2. Since trademarks are not nouns, they should never be used in the plural form. Instead pluralize the generic product name that the mark describes.

EXAMPLE:

CORRECT UNIDEN TRUNKTRACKER scanning radio receivers

INCORRECT Two trunktrackers

Trademarks should never be used in the possessive form. Never use a trademark as a verb

3. Whenever possible. proper trademark notice (i.e. ® or TM) should follow the trademark. Circle R (®) should follow any trademark which has been registered with and accepted by the United States Patent and Trademark Office (“USPTO”). The TM symbol should follow any trademark which has not been formally registered and accepted by the USPTO. As a minimum requirement, the notice should be used at least once in each piece of printed matter and preferably the first time the trademark appears.

4. If it is not possible or desirable to utilize a ® or TM, an asterisk or other such symbol may be placed next to the trademark, directing a reader to a footnote indicating that the mark is either “Reg. U.S. Patent and Trademark Office,” or if not registered, “[trademark] is a trademark of Uniden America Corporation”.

5. Generally, the mark should be distinguished in print with some form of special typographical treatment At a bare minimum, the mark should be capitalized. The trademark may also appear in all capital letters, in quotation marks, in italics, in bold-face, underscored, set larger than body copy, or set in a different type face or ink color. The product description following the trademark is not set off in any distinguishing manner. If the mark uses a particular logo or design, whenever possible, use the mark in the unique type style or form, at least once in every advertisement or piece of printed material.

6. Never embellish or make additions to a trademark or change its presentation in any manner. Do not change the spelling, insert or delete hyphens, make one word into two, or combine two words into one. Mutilation of a trademark is prohibited, since it risks dilution of the strength of UAC marks which may result in the loss of the mark.

7. All Web pages. manuals, advertisements, promotional and marketing materials should include a variation of the trademark credit line included below. The credit line may appear anywhere on the collateral, but typically is displayed on a copyright page, at the end of a document or Web page. The credit line should be similar to the following: “the Uniden trademark is owned by Uniden America Corporation & its affiliates and is used under license by__________________.”

8. In the United States, Uniden’s corporate name representing the entity under which it does business is Uniden America Corporation. UAC has also registered the trademark UNIDEN, in several forms, both as a word mark and as a logo, to identify the family of products and services offered by our company Use of the name Uniden as a trademark is not the same as a corporate designation

9. Third Party TM Users may not use UAC trademarks or logos on company checks in any form whatsoever

10. Third Party TM Users may not use any of UAC’s trademarks in such a manner that implies that any non-UAC materials, including but not limited to goods, services, Web sites or publications, are endorsed, sponsored, licensed by or affiliated with UAC. The trademarks may not be displayed as a primary or prominent feature on any materials that do not originate from UAC

11. Third Party TM Users may not incorporate UAC trademarks into their own product names, service names, trademarks or logos, or adopt marks or logos that are confusingly similar to UAC’s trademarks.

UNAUTHORIZED USE OF UAC TRADEMARKS

Each of us has a responsibility to protect UAC’s valuable marks. If you become aware of any unauthorized use of a UAC trademark, e.g , that someone other than a UAC employee or authorized Third Party TM User is using a UAC trademark, please contact the UAC Legal Department as quickly as possible.